Exhibit 10.31
Property Lease Agreement

[Unofficial Translation]

Lessor (Party A): Tianjin Development Zone Binhai Investment Services Ltd.

Lessee (Party B): Tianjin Shengkai Industrial Technology Development Co., Ltd.

In accordance with Contract Law of the People’s Republic of China and other relevant laws and regulations and through friendly consultation, Party A and Party B have reached the following agreement (the “Agreement”):

1.
Party A will lease to Party B the premise owned by Party A, located at 122 Dongting Road, Second Phase, Room A3112, Tianjin Development Zone (the “Premise”). The gross size of the Premise is 12 square meters.

2.	The term of the lease is for 14 months, from November 17, 2011 to January 16, 2013.
3.	The Premise is for office use only.
	i.	Party B agrees to display its business license and the tax registration certificate at the registered place.
ii.
Party A's Enterprise Services Department will provide business services for Party B. Within the lease term, Party A will handle the enterprise form change and annual inspection matters for Party B (Party B will bear the costs of enterprise form change and annual inspection).

	iii.	Party A will provide onsite service for Party B
	iv.	Party A ensures that the Premise is leased to Party B exclusively.
	v.	Party B agrees to copy its tax bureau approved tax return forms to Party A for Party A’s future year-end evaluation of Party B’s tax matters.
4.	Payment method of rent and other fees
	a.	Rent is based on the gross size of the Premise (RMB 1.60 per square meter per day). The monthly rent is RMB 583. The annual rent is RMB 7000.
	b.	Utility fee is based on the gross size of the Premise (RMB 0.2 per square meter per day). Party B pays the utility fee on a monthly base.
5.
Party B shall bear the responsibility to maintain the Premise's construction and decoration. Without the consent from Party A, Party B shall not remove fixtures or make changes to the Premise. If any damages caused to the Premise, Party B shall notify Party A timely.  Party A shall fix or repair the damage as soon as it is informed. Party A shall bear the maintenance costs if the damage is not caused by Party B. If the damage is caused by Party B, Party B shall bear the costs incurred.

6.
Party B shall not sublet or transfer the lease to a third party without Party A's permission. Otherwise, Party A has the right to terminate the lease unilaterally. Party B shall not engage in any illegal activities on the Premise. Otherwise, Party A is entitled to compensation for any damages caused by Party B’s illegal activities on the Premise.

7.	Party B shall make a 30-day notice for lease renewal. A new lease agreement will be executed by both parties for upon the notice. Party B has the first refusal right of the lease.
8.
Upon termination of the Agreement, Party B shall inform the Bureau of Industry and Commerce and tax authorities to change its address and move all of its equipment by the agreed date. Otherwise, Party B shall pay a late fee based on the number of days of the delay. If Party B does not either renew the lease or inform the Bureau of Industry and Commerce and tax authorities to change its address, Party A has the right to suggest Bureau of Industry and Commerce and tax authorities taking certain action.

9.
This Agreement becomes effective upon the execution by both parties. The Agreement will be expired at the end of the lease term, after Party A's inspection, and the fulfillment of both parties' responsibilities.

10.	Both parties shall solve the disputes arising from the Agreement by friendly negotiation. If agreement cannot be reached, any party may launch a lawsuit to the court where the Premise is located.
11.	There are five original copies of this Agreement. Party A shall keep one copy and Party B shall keep four copies.

Party A: Tianjin Development Zone Binhai Investment Services Ltd.

Sealed

Agent:

Party B: Tianjin Shengkai Industrial Technology Development Co., Ltd.

Sealed

Agent:

Date of Signature: November 11, 2011